EXHIBIT 10.11

January 30, 2014

Dear Maria Belousova,

It is my pleasure to extend to you our offer of employment with GrubHub Seamless {"The Company"). The purpose of this letter is to set forth the material terms of your employment.

Position: Your title will be VP Software Engineering and you will report to Sanjay Tiwary.

Start Date: Your start date is February 17, 2014 the ("Start Date"). You will report to the GrubHub Seamless office located at 1065 Avenue of the Americas New York, NY 10018. Your employment will continue until terminated by either you or the Company.

Duties: Your duties will be set forth in the job description to be mutually agreed upon by you and the Company prior to the Start Date. Your duties will be determined and may be modified from time to time by the Company's Chief Executive Officer, President, CIO or Board of Directors. You will devote your full business time, attention and energies to the performance of your duties.

Compensation: Your salary will be $205,000 payable in accordance with the Company's standard payroll practices for salaried employees and subject to all required and authorized withholdings. Your position is exempt, which means that you are not eligible to receive overtime pay. You will be eligible for annual salary increases based upon your performance and the performance of the Company. Any increase awarded will be made in the Company's discretion.

Management Incentive Bonus (MIB) Target Plan: You will be eligible to participate in the Company's Management Incentive Bonus Plan for Fiscal Year 2014 and your target will be 20% of your annual base salary. This will be prorated based on your start date with GrubHub Seamless. All Management Incentive Bonuses are based on the financial performance of the Company and your attainment of individually established non-financial objectives.

Equity Incentive Plan Option Grant: You will be recommended to the Company's Board of Directors to receive a grant of an option to purchase 100,000 units under and subject to the terms of the option plan in effect at the time of the applicable Board review. The exercise price of your option will be the fair market value of the unit, as determined by the applicable Board, as of the date of the grant. You must execute the Company's option agreement in order to receive such grant.

Policies: You agree to comply with all employee policies that the Company may put into effect from time to time, including but not limited to the Company's Employee Handbook and Business Conduct Policy.

Form 1-9 Compliance: In order for the Company to comply with the Immigration Reform and Control Act, you must provide documentation confirming your identity and eligibility to work in the United States within three (3) business days of your first day of work with the Company. A copy of the Form l-9's List of Acceptable Documents is enclosed with this letter. In addition, on or before your first day of work with the Company you must complete Section 1 of the Form 1-9.

Offer Contingency: This offer is contingent upon the results of your pre-employment background check, as well as your ability to provide timely and satisfactory documentary proof of your identity and eligibility to work in the United States, as described above.

Benefits: You will be eligible for all employment benefits, including paid time off, generally provided by the Company to its employees, subject to the terms and conditions of any relevant benefits plan documents, as well as the Company's then-current policy regarding benefits provision, which may be changed by the Company from time to time. You will be eligible for benefits on the first of the following month after your start date. For more information on the Company's health and welfare benefits and employee perks, please review the Benefits Guide that is included in your offer email.

Protective Agreement: As a condition of your employment, you must enter into the Company's Protective Agreement prior to the commencement of your employment. A copy of the Protective Agreement is enclosed. Prior to the commencement of your employment, you also must provide the Company with copies of any noncompetition, nonsolicitation, noninterference, confidentiality, nondisclosure, or work-for-hire agreements, or similar agreements, to which you are subject or may be bound.

At Will Status:  Your employment with the Company is at-will.  This means that either you or the Company can terminate your employment relationship at any time for any reason with or without cause and with or without notice, and neither this letter nor any other document will alter that at-will arrangement.

Sincerely,

Matt Maloney

CEO

Please sign and date below acknowledging you have read and agreed to the terms of this offer letter and scan back a signed copy. This offer will expire on February 1, 2014.

Signature	/s/ Maria Belousova	Date:	1/31/2014

Print Name:	Maria Belousova